Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

OF
NORTHWEST BIOTHERAPEUTICS, INC.

Northwest Biotherapeutics, Inc. (the “Company”), a corporation formed and existing under the Delaware General Corporation Law (the “DGCL”), does hereby determine and certify that, pursuant to Section 151 of the DGCL and authority conferred upon its Board of Directors (the “Board of Directors”) by the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), pursuant to Section 141(f) of the DGCL, the Board of Directors hereby adopt the following resolutions by unanimous written consent in lieu of a meeting:

WHEREAS, the Certificate of Incorporation authorizes 40,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); and

WHEREAS, the Certificate of Incorporation authorizes the Board of Directors to provide, by resolution from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in one or more series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby approves and adopts the designations set forth below (this “Certificate of Designations”) and a series of Preferred Stock with the following powers, designations, preferences and rights and the following qualifications, limitations and restrictions is hereby authorized and established:

ARTICLE 1
DESIGNATION

Section 1.1           There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of preferred stock designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), consisting of 15,000,000 shares, par value $0.001 per share (each, a “Series B Preferred Share”). Each Series B Preferred Share shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Designations. Series B Preferred Shares which have been converted, redeemed, repurchased or otherwise acquired by the Company shall be retired and, following the filing of any certificate required by the DGCL, will have the status of authorized and unissued shares of the Company’s Preferred Stock, without designation as to series, until such shares are once more designated by the Board of Directors as part of a particular series of preferred stock.

ARTICLE 2
RANK AND PREFERENCE

Section 2.1           The Series B Preferred Stock shall, with respect to rights upon an acquisition of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company (collectively, a “Liquidation Event”) rank senior and prior to the common stock, par value $0.001 per share, of the Company (the “Common Stock”). In the event of a Liquidation Event, each Holder shall, with respect to each Series B Preferred Share owned by such Holder, be entitled to receive, out of funds of the Company legally available therefor, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Common Stock, an amount per Series B Preferred Share equal to, at the election of the relevant such Holder, either (a) $2.30 per Series B Preferred Share or (b) the amount such Holder would have received had such Holder, immediately prior to such Liquidation Event, converted such Series B Preferred Share into shares of Common Stock as set forth herein.

ARTICLE 3
VOTING RIGHTS AND TRANSFERABILITY

Section 3.1           On any matter presented to the stockholders of the Company for their action at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each Holder shall be entitled to cast the number of votes equal to 10 votes per Series B Preferred Share held by such Holder. Notwithstanding the foregoing, Holders of Series B Preferred Stock shall not be entitled to vote shares of such stock on any matter for which the holders of Common Stock are then entitled to vote as a separate class pursuant to Section 242(b)(2) of the DGCL (including any amendment to the Certificate of Incorporation to increase or decrease the authorized number of shares of Common Stock unless the class vote on such matter has been eliminated pursuant to the Certificate of Incorporation). Except as otherwise required by law or other provisions of the Certificate of Incorporation or this Certificate of Designations, Holders shall vote together with the holders of Common Stock as a single class (together with any other capital stock entitled to vote thereon) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company as in effect from time to time.

Section 3.2           On or before the Voting Period End Date (as defined below), the Series B Preferred Stock shall not be directly or indirectly assignable or transferable by any Holder thereof, and no Holder of Series B Preferred Stock shall at any time, directly or indirectly, sell, assign, transfer or otherwise dispose of any shares of Series B Preferred Stock or any economic or voting interests or rights associated therewith, except as specifically authorized by the Board of Directors in its sole discretion. Any purported transfer or assignment in violation of the foregoing shall be void ab initio and given no effect. “Voting Period End Date” means the earlier of (i) the date on which the holders of the Company’s common stock approve, at a shareholder meeting of the Company, an increase in the maximum number of shares authorized for issuance, or (ii) June 1, 2018.

ARTICLE 4
CONVERSION

Section 4.1.          Shares of Common Stock To Be Delivered Upon Conversion. Each Series B Preferred Share shall be convertible into ten (10) shares of Common Stock as provided in this Article 4.

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Section 4.2           Optional Conversion. From and after the date on which the Company has sufficient shares of Common Stock authorized and available for issuance to satisfy its obligations to deliver Common Stock upon conversion of some or all of the Series B Preferred Stock, but in any event not later than six (6) months after issuance of such Series B Preferred Stock (such date, the “Convertibility Date”), each Holder shall be entitled, subject to such availability of Common Stock, to convert some or all of their Series B Preferred Stock, at any time and from time to time into a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Article 4. Upon such conversion, the Series B Preferred Shares so converted shall no longer be deemed to be outstanding, and all rights of the Holder with respect to such Series B Preferred Shares shall immediately terminate, except the right to receive the shares of Common Stock and any other amounts payable pursuant to this Certificate of Designations.

Section 4.3.          Mandatory Conversion. From and after the Convertibility Date, the Company shall have the right, at any time and from time to time, in its sole discretion, to cause some or all of such Series B Preferred Shares to be automatically converted (without any further action by the Holder(s) and whether or not the Series B Preferred Shares (in the case of uncertificated shares) or the certificates representing the Series B Preferred Shares are surrendered), into a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Article 4. The Company shall exercise this right by delivering at least three (3) days’ prior written notice thereof to the applicable Holder of Series B Preferred Shares. From and after such conversions (the dates and times of such conversion, the applicable “Mandatory Conversion Date”), the Series B Preferred Shares so converted shall no longer be deemed to be outstanding, and all rights of the Holder with respect to such Series B Preferred Shares shall immediately terminate, except the right to receive the shares of Common Stock and any other amounts payable pursuant to this Certificate of Designations.

Section 4.4.          Beneficial Ownership Limitation. Subject to Section 6.5, the Company shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable notice of conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to the applicable notice of conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 4.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 4.4, in determining the number of outstanding shares of Common Stock, absent actual knowledge of such Holder to the contrary, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Company that is filed with the Commission, or (C) a more recent notice by the Company or the Company’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder, the Company shall, within three Trading Days thereof, confirm in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including shares of Series B Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The initial “Beneficial Ownership Limitation” shall be 9.9% (after giving effect to the issuance of shares of Common Stock pursuant to such notice of conversion (to the extent permitted pursuant to this Section 4.4.)) The Company shall be entitled to rely on representations made to it by the Holder in any notice of conversion regarding its Beneficial Ownership Limitation.

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Section 4.5.          Mechanics of Conversion. In order to convert Series B Preferred Shares pursuant to Section 4.2, the converting Holder must surrender the applicable Series B Preferred Shares (in the case of uncertificated shares) or the certificates representing such Series B Preferred Shares at the office of the Company’s transfer agent for the Series B Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (i) written notice that such Holder elects to convert all or part of such Series B Preferred Shares as specified in such notice and (ii) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable. The date the transfer agent or the Company, as applicable, receives such Series B Preferred Shares or certificates, together with such notice and any other documents and amounts required to be paid by the Holder pursuant to this Section 4.5, will be the date of conversion.

Section 4.6.          Transfer Taxes. Issuances of shares of Common Stock upon conversion of the Series B Preferred Shares shall be made without charge to the Holder for any issuance or transfer tax or other incidental expense in respect of the issuance thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the converting Holder, and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been, or will timely be, paid.

Section 4.7.          Adjustments for Subsequent Events. From and after the date of this Certificate of Designations, adjustments shall be made from time to time (but not less than the par value of the Common Stock) as follows:

(a)          Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) subdivide (including by stock dividend) or reclassify the outstanding shares of Common Stock into a greater number of shares, or (ii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the number of votes held by each Series B Preferred Share held by the Holders will be correspondingly adjusted.

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(b)          Other Distributions. If the Company fixes a record date for the making of a dividend or distribution to all holders of shares of its Common Stock (i) of cash, (ii) of shares of any class of the Company or of any Person, other than shares of the Company’s Common Stock, or (iii) of evidences of indebtedness of the Company or any subsidiary, (iv) of assets or (v) of rights or warrants in respect of any of the foregoing, in each such case the Series B Preferred Stock shall be entitled to receive such dividend of distribution on an as-converted basis.

(c)          Successive Adjustments. Successive adjustments in respect of the Series B Preferred Shares shall be made pursuant to this Section 4.7, without duplication, whenever any event specified in Section 4.7(a) hereof shall occur.

(d)          Rounding of Calculations; Minimum Adjustments. All calculations of any share adjustment amount under this Section 4.7 shall be made to the nearest one-thousandth (1/1,000th). No adjustment is required if the amount of such adjustment would be less than 0.01 of a share; provided, however, that any adjustments which by reason of this Section 4.7(d) are not required to be made will be carried forward and given effect in any subsequent adjustment.

ARTICLE 5
DEFINITIONS

Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Business Day” means a day except a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by applicable law to be closed.

“Commission” means the Securities and Exchange Commission.

“Holders” means the holders of outstanding Series B Preferred Shares as they appear in the records of the Company.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder).

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded or if the Common Stock is not then traded, Trading Day shall mean a Business Day.

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ARTICLE 6
MISCELLANEOUS

Section 6.1. Lost, Stolen, Mutilated or Destroyed Share Certificates. If a stock certificate representing Series B Preferred Shares is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnification by the Holder or otherwise as it may reasonably impose (which shall, in the case of a mutilated stock certificate, include the surrender thereof), issue a replacement stock certificate of the same denomination and tenor as the stock certificate so lost, stolen, mutilated or destroyed.

Section 6.2. Notices. All notices or communications in respect of Series B Preferred Shares shall be in writing, shall be effective upon delivery, and shall be delivered by (i) registered or certified mail, return receipt requested, postage prepaid, (ii) reputable nationwide overnight courier service guaranteeing next business day delivery, (iii) personal delivery, or (iv) facsimile or electronic mail, with written confirmation of receipt.

Section 6.3. No Other Rights. The Series B Preferred Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the Certificate of Incorporation or as required by applicable law or regulation.

Section 6.4. Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 6.5. Amendments. So long as any Series B Preferred Shares are outstanding, in addition to any other vote required by law, the affirmative vote of the holders of a majority in voting power of the Series B Preferred Shares shall be required for the Corporation to effect any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Certificate of Designations with respect to the Series B Preferred Stock) that would alter or change the rights, powers or preferences of the Series B Preferred Stock so as to affect them adversely. Subject to the preceding sentence, but otherwise notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of the Series B Preferred Shares granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Company and the holders of a majority in voting power of the Series B Preferred Shares. Further, in addition to the foregoing, and notwithstanding any provision in this Certificate of Designations to the contrary, (a) any provision contained in this Certificate of Designations and any right provided hereunder may be waived by a particular party who would benefit from the provision to be waived or who is not the party restricted by the provision to be waived with respect to itself only, and (b) the limitations provided in Section 4.4 may be waived by mutual agreement of the Company and the Holder.

Section 6.6. Effectiveness. This Certificate of Designations shall become effective upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by the undersigned, thereunto duly authorized, this 28th day of December, 2017.

NORTHWEST BIOTHERAPEUTICS, INC.

By:	/s/ Leslie J. Goldman
Name:	Leslie J. Goldman
Title:	Senior Vice President